EXHIBIT 99.1

Stillwater Mining Company Announces the Retirement of Terry Ackerman

BILLINGS, Mont., Oct. 14, 2014 (GLOBE NEWSWIRE) -- STILLWATER MINING COMPANY (NYSE:SWC) (TSX:SWC.U) (the "Company") announced today that Terry Ackerman, Vice President of Corporate Development, has retired from the Company effective today. Mr. Ackerman joined the Company in 2000 as the Director of Corporate Planning. In 2002 Mr. Ackerman was promoted to the position of Vice President Processing and has since served as an officer of the Company in various roles up to his most recent appointment.

Commenting on Mr. Ackerman's departure, Mick McMullen, the Company's President and Chief Executive Officer, stated "Terry has played an important role over the years in the successful growth and development of both the Stillwater and East Boulder Mines as well as the Columbus processing facilities. Most recently, he has focused on the evaluation and activities of the Marathon and Altar projects. We wish him continued success in his future endeavors."

About Stillwater Mining Company

Headquartered in Billings, Montana, Stillwater Mining Company is the only U.S. miner of platinum group metals (PGMs) and the largest primary producer of PGMs outside of South Africa and the Russian Federation. PGMs are rare precious metals used in a wide variety of applications, including auto catalysts, fuel cells, hydrogen purification, electronics, jewelry, dentistry, medicine and coinage. Stillwater Mining Company is engaged in the development, extraction, processing, smelting and refining of PGMs from a geological formation in southern Montana known as the J-M Reef and from the recycling of spent catalytic converters. The J-M Reef is the only known significant source of PGMs in the United States and the highest-grade PGM resource in the world. The Company also owns the Marathon PGM-copper deposit in Ontario, Canada, and the Altar porphyry copper-gold deposit located in the San Juan province of Argentina. The Company's shares are traded on the New York Stock Exchange under the symbol SWC and on the Toronto Stock Exchange under the symbol SWC.U. Information about Stillwater Mining Company can be found at its website: www.stillwatermining.com.

CONTACT: Mike Beckstead
         (406) 373-8971